Trench Electric BV
Remuneration Committee Charter

Purpose

The Remuneration Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s executives.

Committee Membership

The Committee will be composed of at least 2 directors. All Committee members shall be “non-employee directors”. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to sub-committees as the Committee may deem appropriate.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Committee Authority and Responsibilities

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer (CEO) or senior executive compensation. The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee.

The Committee will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

The Committee, to the extent it deems necessary or appropriate, will:

•	Review and approve the Company’s goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and have sole authority to determine the CEO’s compensation level based on this evaluation.

•	Consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years when determining the long-term component of the CEO’s compensation.

•	Make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

•	Produce an annual report on executive compensation.

23 March 2004